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Exhibit 99.3

THE MILLS CORPORATION
RESTATED SECOND AND THIRD QUARTER 2002 FINANCIAL DATA
(In thousands, except per share data)

	Restated Summary Net Income*:
	Three Months Ended June 30, 2002	Six Months Ended June 30, 2002	Three Months Ended September 30, 2002	Nine Months Ended September 30, 2002
Net income (as previously reported)	$11,504	$21,401	$12,797	$34,198
Foreign currency exchange gains, net	6,599	6,599	—	6,599
Minority interest in foreign currency exchange gains, net	(2,256)	(2,256)	—	(2,256)

Net income, restated	$15,847	$25,744	$12,797	$38,541

Common shares outstanding:
Basic	34,955	31,877	38,425	34,112
Dilutive	35,823	32,742	39,278	34,973
Net income per share (as previously reported):
Basic	$0.33	$0.67	$0.33	$1.00
Dilutive	$0.32	$0.66	$0.33	$0.98
Net income per share, restated:
Basic	$0.46	$0.80	$0.33	$1.13
Dilutive	$0.45	$0.79	$0.33	$1.11

(*) Prior to the fourth quarter of 2002, the Company accounted for its investments and advances in foreign operations in U.S. dollars. In early 2003, the Company determined that the appropriate accounting is to denominate investments and advances in the foreign currency in which the investee operates. In addition, the Company corrected the functional currency for its investees to the local foreign currency. This will result in the restatement of operating results for foreign currency exchange gains totaling $6.6 million before minority interest in the second quarter and the cumulative results for the third quarter of 2002. This gain primarily resulted from the Company's Euro-denominated investments and advances strengthening against the dollar. There was no material impact on the operating results for any other periods.

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  Exhibit 99.3